CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT

IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY

DISCLOSED.

ADMINISTRATIVE SERVICES AGREEMENT

JEFFERSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK (“INSURER”) and INVESCO ADVISERS, INC. (“INVESCO”) (collectively, the “Parties”) mutually agree to the arrangements set forth in this Administrative Services Agreement (the “Agreement”) dated as of October 1, 2016.

WHEREAS, INVESCO is the investment adviser to AIM Variable Insurance Funds (Invesco Variable Insurance Funds) (the “Fund”), which is an open-end management investment company that offers its shares exclusively to separate accounts of life insurance companies, funds of funds and qualified plans; and

WHEREAS, INVESCO has entered into an amended Master Administrative Services Agreement, dated July 1, 2006, as amended with the Fund (“Master Agreement”) pursuant to which it has agreed to provide, or arrange to provide, certain administrative services, including such services as may be requested by the Fund’s Board of Trustees from time to time; and

WHEREAS, INSURER issues variable life insurance policies and/or variable annuity contracts (collectively, the “Contracts”); and

WHEREAS, INSURER has entered into a participation agreement, dated January 1, 2015 (“Participation Agreement”) with the Fund, pursuant to which the Fund has agreed to make shares of certain of its portfolios (“Portfolios”) available for purchase by one or more of INSURER’s separate accounts or divisions thereof (each, a “Separate Account”), in connection with the allocation by Contract owners of purchase payments to corresponding investment options offered under the Contracts; and

WHEREAS, INVESCO expects that the Fund, and its Portfolios, can derive substantial savings in administrative expenses by virtue of having one or more Separate Accounts of INSURER each as a single shareholder of record of Portfolio shares, rather than having numerous public shareholders of such shares; and

WHEREAS, INVESCO expects that INSURER will perform the administrative services listed on Schedule A hereto (the “Administrative Services”) to facilitate investment in the Fund and the Portfolios; and

WHEREAS, INVESCO desires to compensate INSURER for providing the Administrative Services.

NOW, THEREFORE, the Parties agree as follows:

Section 1. Administrative Services; Payments Therefore.

(a) INSURER shall provide the Administrative Services set out in Schedule A hereto and made a part hereof, as the same may be amended from time to time. For such Administrative Services, INVESCO agrees to pay to INSURER a quarterly fee (“Quarterly Fee”) equal to a percentage of the average daily net assets of the Fund attributable to the Contracts issued by INSURER at the following annual rates:

Annual Rate

      [**]%

(b) INVESCO shall calculate the Quarterly Fee at the end of each calendar quarter and will make such payment to INSURER, without demand or notice by INSURER, within 30 days thereafter, in a manner mutually agreed upon by the Parties from time to time.

Section 2. Nature of Payments.

The Parties to this Agreement recognize and agree that INVESCO’ s payments hereunder are for administrative services only and do not constitute payment in any manner for investment advisory services, for costs of distribution of Contracts or of Portfolio shares, and are not otherwise related to investment advisory or distribution services or expenses. INSURER represents and warrants that the fees to be paid by INVESCO for services to be rendered by INSURER pursuant to the terms of this Agreement are to compensate the INSURER for providing the Administrative Services to the Fund, and are not designed to reimburse or compensate INSURER for providing administrative services with respect to the Contracts or any Separate Account.

Section 3. Term and Termination.

Any Party may terminate this Agreement, without penalty, on 60 days written notice to the other Party. This Agreement will terminate automatically upon termination of the Participation Agreement. Unless terminated, this Agreement shall continue in effect for so long as INVESCO or its successor(s) in interest, or any affiliate thereof, continues to perform in a similar capacity for the Fund, and for so long as INSURER provides the Administrative Services contemplated hereunder with respect to Contracts under which values or monies are allocated to a Portfolio.

Section 4. Amendment.

This Agreement may be amended upon mutual agreement of the Parties in writing.

Section 5. Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by personal delivery; postage prepaid registered or certified United States first class mail, return receipt requested; or electronic mail, facsimile or similar means of same day delivery (with a confirming copy by mail) to the following:

If to INSURER:

Jefferson National Life Insurance Company of New York

10350 Ormsby Park Place

Louisville KY 40223

Facsimile: (866)-667-0563

E-mail: mpulliam@jeffnat.com

Attention: General Counsel.

If to INVESCO:

Invesco Advisers, Inc.

11 Greenway Plaza, Suite 1000

Houston, Texas 77046

Facsimile: (713) 993-9185

E-mail: mktsupport@invesco.com

Attention: Veronica Castillo, Esquire

All notices, requests, demands and other communications shall be effective upon delivery.

Section 6. Miscellaneous.

(a) Successors and Assigns. This Agreement shall be binding upon the Parties and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the Parties and their transferees, successors and assigns.

(b) Assignment. Neither this Agreement nor any of the rights, obligations or liabilities of any Party hereto shall be assigned without the written consent of the other Party.

(c) Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the Parties, as well as the Fund, any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the Parties, as well as the Fund.

(d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(e) Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of Delaware without reference to the conflict of law principles thereof.

(f) Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

(g) Maintenance of Records and Compliance with Laws. INSURER represents and agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to the Administrative Services.

(h) Entire Agreement. Except as otherwise provided herein, this Agreement, together with the attached Schedule, contains the entire agreement among the parties with respect to the matters dealt with herein, and supersedes any prior or inconsistent agreements, documents, understandings or arrangements among the parties with respect to the subject matter of this Agreement.

(i) Confidentiality. Except in accordance with applicable laws, rules and regulations, the terms of this Agreement, including the fee arrangement, shall remain confidential as between the Parties.

**SIGNATURE PAGE FOLLOWS**

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date of first above written.

JEFFERSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK

By:	/s/ Craig Hawley
Name:	Craig Hawley
Title:	President

INVESCO ADVISERS, INC.

By:	/s/ Melissa Rogers
Name : Melissa Rogers
Title : Vice President

SCHEDULE A

ADMINISTRATIVE SERVICES FOR

AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)

INSURER shall provide certain administrative services respecting the operations of the Fund, as set forth below. This Schedule, which may be amended from time to time as mutually agreed upon by INSURER and INVESCO, constitutes an integral part of the Agreement to which it is attached. Capitalized terms used herein shall, unless otherwise noted, have the same meaning as the defined terms in the Agreement to which this Schedule relates.

A.	Records of Portfolio Share Transactions; Miscellaneous Records

1. INSURER shall maintain master accounts with the Fund, on behalf of each Portfolio, which accounts shall bear the name of INSURER as the record owner of Portfolio shares on behalf of each Separate Account investing in the Portfolio.

2. INSURER shall maintain a daily journal setting out the number of shares of each Portfolio purchased, redeemed or exchanged by Contract owners each day, as well as the net purchase or redemption orders for Portfolio shares submitted each day, to assist INVESCO, the Fund and/or the Fund’s transfer agent in tracking and recording Portfolio share transactions, and to facilitate the computation of each Portfolio’s net asset value per share. INSURER shall promptly provide INVESCO, the Fund, and the Fund’s transfer agent with a copy of such journal entries or information appearing thereon in such format as may be reasonably requested from time to time. INSURER shall provide such other assistance to INVESCO, the Fund, and the Fund’s transfer agent as may be necessary to cause various Portfolio share transactions effected by Contract owners to be properly reflected on the books and records of the Fund.

B.	Order Placement and Payment

1. INSURER shall determine the net amount to be transmitted to the Separate Accounts as a result of redemptions of each Portfolio’s shares based on Contract owner redemption requests and shall disburse or credit to the Separate Accounts all proceeds of redemptions of Portfolio shares. INSURER shall notify the Fund of the cash required to meet redemption payments.

2. INSURER shall determine the net amount to be transmitted to the Fund as a result of purchases of Portfolio shares based on Contract owner purchase payments and transfers allocated to the Separate Accounts investing in each Portfolio. INSURER shall transmit net purchase payments to the Fund’s custodian.

C.	Accounting Services

INSURER shall perform miscellaneous accounting services as may be reasonably requested from time to time by INVESCO, which services shall relate to the business contemplated by the Participation Agreement between INSURER and the Fund, as amended from time to time. Such services shall include, without limitation, periodic reconciliation and balancing of INSURER’ s books and records with those of the Fund with respect to such matters as cash accounts, Portfolio share purchase and redemption orders placed with the Fund, dividend and distribution payments by the Fund, and such other accounting matters that may arise from time to time in connection with the operations of the Fund as related to the business contemplated by the Participation Agreement.

D.	Reports

INSURER acknowledges that INVESCO may, from time to time, be called upon by the Fund’s Board of Trustees (“Board”), to provide various types of information pertaining to the operations of the Fund and related matters, and that INVESCO also may, from time to time, decide to provide such information to the Board in its own discretion. Accordingly, INSURER agrees to provide INVESCO with such assistance as INVESCO may reasonably request so that INVESCO can report such information to the Fund’s Board in a timely manner. INSURER acknowledges that such information and assistance shall be in addition to the information and assistance required of INSURER pursuant to the Fund’s mixed and shared funding SEC exemptive order, described in the Participation Agreement.

INSURER further agrees to provide INVESCO with such assistance as INVESCO may reasonably request with respect to the preparation and submission of reports and other documents pertaining to the Fund to appropriate regulatory bodies and third party reporting services.

E.	Fund-related Contract Owner Services

INSURER agrees to print and’ distribute to Contract owners with Contract value allocated to Portfolio shares (“Contract Owners”), in a timely manner, prospectuses, statements of additional information, supplements thereto, periodic reports and any other materials of the Fund required by law or otherwise to be given to Fund shareholders, provided, that with respect to proxy materials, notwithstanding any other arrangements between INSURER and INVESCO, INSURER shall bear the expenses associated with (i) text composition, printing, mailing, distributing, and tabulating proxy materials, including voting instruction solicitation materials, sent to Contract Owners with respect to proxy solicitations related to the Separate Account or related to matters requested by INSURER and agreed to by the Fund, (ii) making typesetting and other customization changes to Fund proxy materials, which changes are requested by INSURER and agreed to by the Fund, and (iii) mailing and distributing Fund proxy materials to Contract Owners. INSURER further agrees to provide telephonic support for Contract Owners, including, without limitation, advice with respect to inquiries about the Fund and each Portfolio thereof (not including information about performance or related to sales), communicating with Contract Owners about Fund (and Separate Account) performance, and assisting with proxy solicitations, specifically with respect to soliciting voting instructions from Contract Owners.

F.	Miscellaneous Services

INSURER shall provide such other administrative support to the Fund as mutually agreed between INSURER and INVESCO or the Fund from time to time. INSURER shall, from time to time, relieve the Fund of other usual or incidental administrative services of the type ordinarily borne by mutual funds that offer shares to individual members of the general public.

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT

IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF

PUBLICLY DISCLOSED.

AMENDED AND RESTATED DISTRIBUTION SERVICES AGREEMENT

Jefferson National Life Insurance Company, Jefferson National Life Insurance Company of New York (together, the “Insurer”) and Invesco Distributors, Inc. (the “Distributor”) (collectively, the “Parties”) mutually agree to the arrangements set forth in this Amended and Restated Distribution Services Agreement (this “Agreement”) dated January 1, 2015.

WHEREAS, Jefferson National Life Insurance Company and the Distributor previously entered into a Distribution Services Agreement dated as of May 1, 2003 (the “Original Agreement”);

WHEREAS, Jefferson National Life Insurance Company and the Distributor desire to amend and restate the Original Agreement in its entirety and in-lieu thereof enter into this Agreement with Jefferson National Life Insurance Company of New York as a party to the Agreement;

WHEREAS, Distributor is the principal underwriter to Invesco Variable Insurance Funds (the “Fund”); and

WHEREAS, Distributor has entered into an Amended and Restated Master Distribution Agreement, dated June 18, 2014, with the Fund (the “Master Agreement”); and

WHEREAS, the Fund has adopted a Distribution Plan pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “Plan”), and has created a class of shares designated “Series II shares,” which are subject to the Plan; and

WHEREAS, Distributor has agreed to provide, or arrange to provide, certain distribution services, including such services as may be requested by the Fund’s Board of Trustees from time to time, in connection with the Series II shares (“Fund shares”); and

WHEREAS, Insurer issues variable life insurance policies and/or variable annuity contracts (collectively, the “Contracts”); and

WHEREAS, Insurer has entered into a participation agreement, dated January 1, 2015 (the “Participation Agreement”) with the Fund, pursuant to which the Fund has agreed to make shares of certain of its portfolios (“Portfolios”) available for purchase by one or more of Insurer’s separate accounts or divisions thereof (each, a “Separate Account”), in connection with the allocation by Contract owners of purchase payments to corresponding investment options offered under the Contracts; and

WHEREAS, Insurer and Distributor expect that the Fund and its Portfolios can derive certain benefits from Insurer’s performance of the distribution services listed on Schedule A hereto for the Fund in connection with the Contracts issued by Insurer; and

WHEREAS, Insurer has no contractual or other legal obligation to perform such distribution services, other than pursuant to this Agreement and the Participation Agreement; and

1

WHEREAS, Insurer desires to be compensated for providing such distribution services; and

WHEREAS, Distributor desires to retain the distribution services of Insurer and to compensate Insurer for providing such distribution services;

NOW, THEREFORE, the Parties agree as follows:

Section 1. Distribution Services; Payments Therefor.

(a) Insurer shall provide the distribution services set out in Schedule A, attached hereto and made a part hereof, as the same may be amended from time to time. For such services, Distributor agrees to pay to Insurer a quarterly fee (the “Distribution Fee”) equal to [**]% of the average daily net assets of the Fund attributable to the Contracts issued by Insurer.

(b) Distributor shall calculate the Distribution Fee at the end of each calendar quarter and will make such payment to Insurer, without demand or notice by Insurer, within 30 days thereafter, in a manner mutually agreed upon by the Parties from time to time.

(c) From time to time, the Parties shall review the Distribution Fee to determine whether it exceeds or is reasonably expected to exceed the incurred and anticipated costs, over time, of Insurer. The Parties agree to negotiate in good faith a reduction to the Distribution Fee as necessary to eliminate any such excess or as necessary to reflect a reduction in the fee paid by the Fund to Distributor pursuant to the Plan.

Section 2. Nature of Payments.

The Parties to this Agreement recognize and agree that Distributor’s payments hereunder are for distribution services only and do not constitute payment in any manner for investment advisory services or for administrative services, and are not otherwise related to investment advisory or administrative services or expenses, recognizing that Insurer may have contracted separately with Invesco Advisors, Inc., to provide administrative services to the Fund. Insurer represents and warrants that the fees to be paid by Distributor for services to be rendered by Insurer pursuant to the terms of this Agreement are to compensate the Insurer only for providing distribution services to the Fund, do not reimburse or compensate Insurer for providing distribution services with respect to the Contracts or any Separate Account, and are not duplicative of any services that Insurer provides to the Fund pursuant to any administrative services or other agreement.

Section 3. Reports.

Insurer acknowledges that Distributor is obligated to provide to the Fund’s Board of Trustees, at least quarterly, a written report of the amounts expended pursuant to the Plan and this Agreement and the purposes for which such expenditures were made. Accordingly, Insurer agrees to provide Distributor with such assistance as Distributor may reasonably request so that Distributor can report such information to the Fund’s Board in a timely manner. Insurer acknowledges that such information and assistance shall be in addition to the information and assistance required of Insurer pursuant to the Fund’s mixed and shared funding SEC exemptive order, described in the Participation Agreement.

Insurer further agrees to provide Distributor with such assistance as Distributor may reasonably request with respect to the preparation and submission of reports and other documents pertaining to the Fund to appropriate regulatory bodies and third party reporting services.

Section 4. Term and Termination.

(a) This Agreement shall continue in effect for a period of more than one year from the date of its execution only so long as such continuance is specifically approved by a vote of the Board of Trustees of the Fund, and of the Trustees who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting on the Plan or agreements.

(b) Any Party may terminate this Agreement, without the payment of any penalty, on not more than 60 days’ written notice to the other Party. This Agreement may be terminated at any time by a vote of a majority of the members of the Board of Trustees of the Fund who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or any agreements related to the Plan or by a vote of a majority of the outstanding voting securities of the Fund.

(c) This Agreement shall automatically terminate in the event of its assignment.

Section 5. Amendment; Entire Agreement.

This Agreement may be amended upon mutual agreement of the Parties in writing. However, the Parties recognize that the Plan that this Agreement implements may not be amended to increase materially the amount to be spent for distribution without shareholder approval and that all material amendments of the Plan must be approved by a vote of the Board of Trustees of the Fund, and of the Trustees who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting the Plan or agreements. This Agreement, together with Schedule A hereto, constitutes the sole agreement between the Parties regarding the distribution services listed on Schedule A hereto.

Section 6. Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered:

Jefferson National Life Insurance Company

3

Jefferson National Life Insurance Company of New York

10350 Ormsby Park Place

Louisville, Kentucky 40223

Facsimile: (502) 587-7628

Attention: Craig Hawley, Esquire

Invesco DISTRIBUTOR, INC.

11 Greenway Plaza, Suite 1000

Houston, Texas 77046

Facsimile: (713) 993-9185

Attention: Veronica Castillo, Esq.

Section 7. Miscellaneous.

(a) Successors and Assigns. This Agreement shall be binding upon the Parties and their transferees, successors and permitted assigns. The benefits of and the right to enforce this Agreement shall accrue to the Parties and their transferees, successors and assigns.

(b) Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the Parties, as well as the Fund, any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the Parties, as well as the Fund.

(c) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(d) Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of Delaware without reference to the conflict of law principles thereof.

(e) Amended and Restated Agreement. This Agreement amends and restates the Original Agreement in its entirety and the terms of the Original Agreement are hereby terminated.

(f) Severability.

(i) This Agreement shall be severable as it applies to each Fund Portfolio, and action on any matter shall be taken separately for each Fund Portfolio affected by the matter.

(ii) If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

4

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date of first above written.

JEFFERSON NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Craig A. Hawley
Name:	Craig A. Hawley
Title:	General Counsel & Secretary

JEFFERSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK

By:	/s/ Craig A. Hawley
Name: Craig A. Hawley
Title: General Counsel & Secretary

INVESCO DISTRIBUTORS, INC.

By:	/s/ Brian C. Thorp
Name: Brian C. Thorp
Title: Vice President

SCHEDULE A

Distribution Services For

Invesco Variable Insurance Funds

Insurer shall provide certain distribution services that are primarily intended to result in the sale of Fund shares, as set forth below. This Schedule, which may be amended from time to time as mutually agreed upon by Insurer and Distributor, constitutes an integral part of the Agreement to which it is attached. Capitalized terms used herein shall, unless otherwise noted, have the same meaning as the defined terms in the Agreement to which this Schedule relates.

Distribution services shall include without limitation:

a) The development, preparation, printing and distribution of advertisements and sales literature and other promotional materials describing and/or relating to the Fund;

b) Training sales personnel regarding the Fund;

c) Organizing and conducting seminars and sales meetings designed to promote the distribution of Fund shares;

d) Compensating financial intermediaries and broker-dealers to pay or reimburse them for their services or expenses in connection with the distribution of variable annuity and variable life insurance contracts investing directly in Fund shares; and

e) Compensating sales personnel in connection with the allocation of cash values and premium of variable annuity and variable insurance contracts to investments in Fund shares.

6

AMENDMENT NO. 1 to ADMINISTRATIVE SERVICES AGREEMENT

This Amendment No. 1 (the “Amendment”) to the Administrative Services Agreement by and among Jefferson National Life Insurance Company of New York (“INSURER”), and Invesco Advisers, Inc. (“INVESCO”) (each, a “Party” and collectively, the “Parties”), dated as of October 1, 2016 (the “Agreement”), is effective as of July 1, 2021. All terms used and not defined herein shall have the same meaning as in the Agreement.

WHEREAS, the Parties desire to amend the Agreement with respect to the Annual Rate.

NOW THEREFORE, in consideration of the mutual promises set forth herein, the Parties agree as follows:

1. Sub-section (b) in Section 1. Administrative Services; Payments Therefor is hereby amended as follows:

“INVESCO shall calculate the Quarterly Fee at the end of each calendar quarter and will make such payment to INSURER, without demand or notice by INSURER, within 30 days thereafter, in a manner mutually agreed upon by the Parties from time to time; provided however, INSURER and INVESCO agree that INVESCO will suspend payment of the Quarterly Service Fee, as per the effective date of this Amendment, for the Invesco V.I. Government Money Market Fund until such time it is able to support payment of this Quarterly Fee.”

2. All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

3. This Amendment may be executed in counterparts, each of which taken together shall constitute one and the same instrument.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Amendment is executed as of the date written above by a duly authorized officer of each Party.

JEFFERSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK

By:	/s/ Leland W. Cummings
Name:	Leland W. Cummings
Title:	VP, Head of Fund Operations

INVESCO ADVISERS, INC.

By:	/s/ Nicole Filingeri
Name:	Nicole Filingeri
Title:	Vice President

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